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FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-A                      EXHIBIT 20
Monthly Statement to Certificateholders
Servicer:  The Fifth Third Bank
Trustee:  Harris Trust and Savings Bank
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                                                Collection Period:          1-Jul-98             31-Jul-98
                                                Distribution Date:         17-Aug-98

                                                                                                Per $1,000 of
                                                                                                  Original
Statement for Class A and Class B Certificateholders Pursuant                                 Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                      Certificate Amount
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(i)    Principal Distribution
           Class A Certificate Amount                                    $   6,985,998.64    $    17.91252689
           Class B Certificate Amount                                    $     329,183.18    $    17.91180651

(ii)   Interest Distribution
           Class A Certificate Amount                                    $     487,584.10    $     1.25019539
           Class B Certificate Amount                                    $      23,534.93    $     1.28060344

(iii)  Servicing Fee                                                     $      82,348.88    $     0.20164555

(iv)   Class A Certificate Balance (after principal distributions)       $  87,385,117.85
       Class A Pool Factor (after principal distributions)                      0.2240608
       Class B Certificate Balance (after principal distributions)       $   4,118,362.33
       Class B Pool Factor (after principal distributions)                      0.2240920

(v)    Total Pool Balance (end of Collection Period)                     $  91,503,480.18

                                                                         Current Period          Cumulative
                                                                         ----------------    ----------------

(vi)   Defaulted Receivable                                              $     212,051.31    $  12,281,135.84
       Liquidation Proceeds                                                    259,041.04        6,194,584.90
                                                                         ================    ================
       Aggregate Net Losses                                              $     (46,989.73)   $   6,086,550.94
                                                                         ================    ================
(vii)  Aggregate Principal Balance of Receivables
         Repurchased by Seller or Servicer:
           Principal Portion                                             $           --
           Interest Portion                                              $           --

(viii) Class A Interest Carryover Shortfall                              $           --
       Class B Interest Carryover Shortfall                              $           --
       Class A Principal Carryover Shortfall                             $           --
       Class B Principal Carryover Shortfall                             $           --

(ix) Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                     $ 6,125,764.72

(x) Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                $ 6,125,764.72
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